Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2022 THIRD QUARTER RECORD EARNINGS

AND INCREASED SHAREHOLDER DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 27, 2022) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announced its third quarter 2022 results and quarterly dividend. On October 26, 2022, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on November 21, 2022, to shareholders on record on November 7, 2022. Select highlights for the third quarter include:

•
Net income of $4.1 million
•
Return on average total assets of 1.12%
•
Return on average total equity of 15.93%
•
Basic and diluted earnings per share of $1.17
•
Loan activity:
▪
PPP forgiveness/paydowns - $2.2 million
▪
Sales - $31.3 million
▪
Net growth - $80.1 million

Brandon Lorey, President and CEO, stated, "Despite the headwinds of increasing costs of funds, I am thrilled to announce a record earnings quarter for Eagle Financial Services, Inc. at $4.08 million and continued growth in both loans and deposits. Net loan growth was $80.1 million driven largely by our commercial lending in our eastern markets coupled with continued deposit growth across our entire footprint. Earnings per share topped $1.17, the Bank’s highest EPS figure in its long history. We remain laser focused on our cost of funds and maintaining adequate growth rates for both loans and deposits. I am also very happy to announce another increase of $.01 in the EFSI dividend as we continue our long-standing tradition of sharing the organization’s success with its shareholders. As always, I would like to thank our staff for their continued and tireless work in putting our customers in the center of everything we do, as we work to earn the moniker of being the trusted financial partners for all we serve in the Valley and Northern Virginia."

Income Statement Review

Net income for the quarter ended September 30, 2022 was $4.1 million reflecting an increase of 2.3% from the quarter ended June 30, 2022 and an increase of 42.1% from the quarter ended September 30, 2021. The increase from the quarters ended June 30, 2022 and September 30, 2021 was mainly driven by increased net interest income led by strong loan growth. Net income was $4.0 million for the three-month period ended June 30, 2022 and $2.9 million for the quarter ended September 30, 2021.

Net interest income for the quarters ended September 30, 2022 was $12.9 million reflecting an increase of 11.6% from the quarter ended June 30, 2022 and an increase of 24.0% from the quarter ended September 30, 2021. Net interest income was $11.9 million and $10.4 million for the quarters ended June 30, 2022 and September 30, 2021, respectively. The increase in net interest income from the quarters ended June 30, 2022 and September 30, 2021 resulted primarily from growth in the Company’s loan portfolio along with the rising interest rate environment.

Total loan interest income was $13.3 million and $11.7 million for the quarters ended September 30, 2022 and June 30, 2022, respectively. Total loan interest income was $10.0 million for the quarter ended September 30, 2021. Total loan interest income increased $3.2 million or 32.2% from the quarter ended September 30, 2021 to the quarter ended September 30, 2022. Average loans for the quarter ended September 30, 2022 were $1.17 billion compared to $902.8 million for the quarter ended September 30, 2021. The tax equivalent yield on average loans for the quarter ended September 30, 2022 was 4.51%, an increase of nine basis points from the 4.42% average yield for the same time period in 2021. The majority of this increase in yield can be attributed to the current rising interest rate environment.

Interest and dividend income from the investment portfolio was $932 thousand for the quarter ended September 30, 2022 compared to $939 thousand for the quarter ended June 30, 2022. Interest income and dividend income from the investment portfolio was $707 thousand for the quarter ended September 30, 2021. The slight decrease in interest and dividend income between the second and third quarters of 2022 resulted from the sale of securities during the third quarter of 2022. The increase in interest and dividend income between the quarters ended September 30, 2022 and September 30, 2021 resulted from the increase in yields on securities purchased during 2022 as well as the increase in the balance of the investment portfolio. Average investments for the quarter ended September 30, 2022 were $181.6 million compared to $179.5 million for the quarter ended September 30, 2021. The tax equivalent yield on average investments for the quarter ended September 30, 2022 was 2.07%, up three basis points from 2.04% for the quarter ended June 30, 2022 and up 45 basis points from 1.62% for the quarter ended September 30, 2021.

Total interest expense was $1.5 million for the three months ended September 30, 2022 and $728 thousand and $383 thousand for three months ended June 30, 2022 and September 30, 2021, respectively. The increase in interest expense resulted from increases on rates paid on deposit accounts, the subordinated notes that the Company issued on March 31, 2022, which are currently paying a 4.5% fixed rate, and a Federal Home Loan Bank advance of $75 million entered into in July 2022 at a fixed rate of 2.18%. The average cost of interest-bearing liabilities increased 30 and 45 basis points when comparing the quarter ended September 30, 2022 to the quarters ended June 30, 2022 and September 30, 2021, respectively. The average balance of interest-bearing liabilities increased $77.4 million from the quarter ended June 30, 2022 to the quarter ended September 30, 2022. The average balance of interest-bearing liabilities increased $187.1 million from the quarter ended September 30, 2021 to the same period in 2022.

The net interest margin was 3.72% for the quarter ended September 30, 2022. For the quarters ended June 30, 2022 and September 30, 2021, the net interest margin was 3.70% and 3.56%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $3.2 million for the quarter ended September 30, 2022, which represented a decrease of $685 thousand or 17.8% from the $3.8 million for the three months ended June 30, 2022. The majority of this decrease was due to the $737 thousand loss on the sale of available for sale securities during the third quarter of 2022. Noninterest income for the quarter ended September 30, 2021 was $2.9 million. Despite the loss on the sale of available for sale securities, the $283 thousand increase between the quarters ended September 30, 2021 and September 30, 2022 was driven by an increase in income from fiduciary activities which increased $218 thousand or 24.9% due to an increase in assets under management.

Noninterest expense increased $530 thousand, or 5.0%, to $11.1 million for the quarter ended September 30, 2022 from $10.4 million for the quarter ended June 30, 2022. Salaries and employee benefits expenses were higher in the third quarter of 2022 due to an increased employee incentive accrual. This increase was due to additional goals being met in the third quarter that had not been met in previous quarters. Noninterest expense was $9.5 million for the quarter ended September 30, 2021, representing an increase of $1.5 million or 16.1% when comparing to the quarter ended September 30, 2022 to the quarter ended September 30, 2021. An increase in salaries and benefits expenses was noted between the third quarter of 2022 when compared to the same period in 2021. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. The number of full-time equivalent employees (FTEs) has increased from 215 at September 30, 2021, to 235 at September 30, 2022.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $2.1 million or 0.15% of total assets at June 30, 2022 to $2.4 million or 0.16% of total assets at September 30, 2022. Nonperforming assets were $3.7 million at September 30, 2021. Total nonaccrual loans were $2.4 million at September 30, 2022 and $2.0 million at June 30, 2022. Nonaccrual loans were $3.5 million at September 30, 2021. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned was at zero at September 30, 2022 and June 30, 2022.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At September 30, 2022, the Company had 26 troubled debt restructurings totaling $4.4 million. Approximately $4.2 million or 24 loans are performing loans, while the remaining loans are on non-accrual status. At June 30, 2022, the Company had 21 troubled debt restructurings totaling $3.4 million. Approximately $3.2 million or 19 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $895 thousand in net recoveries for the quarter ended September 30, 2022 versus $172 thousand in net recoveries for the three months ended June 30, 2022. During the three months ended September 30, 2021, $58 thousand in net recoveries were recognized. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded no provision for loan loss for the quarter ended September 30, 2022 due to the large net recovery that was recognized during the quarter. The Company recognized provision for loan losses of $360 thousand and $300 thousand for the quarters ended June 30, 2022 and September 30, 2021, respectively. The provision for the quarters ended June 30, 2022 and September 30, 2021 resulted mostly from loan growth during the quarters. The ratio of allowance for loan losses to total loans was 0.89% at September 30, 2022 and 0.88% at June 30, 2022. The ratio of allowance for loan losses to total loans was 0.91% at September 30, 2021. Excluding outstanding PPP loans, the allowance for loan losses as a percentage of total loans was 0.89% at September 30, 2022, 0.88% at June 30, 2022 and 0.94% at September 30, 2021. The ratio of allowance for loan losses to total nonaccrual loans was 442.59% at September 30, 2022. The ratio of allowance for loan losses to total nonaccrual loans was 488.85% and 239.18% at June 30, 2022 and September 30, 2021, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at September 30, 2022 were $1.47 billion, which represented an increase of $70.1 million or 5.03% from total assets of $1.40 billion at June 30, 2022. At September 30, 2021, total consolidated assets were $1.25 billion. Total net loans increased $80.1 million from $1.11 billion at June 30, 2022 to $1.19 billion at September 30, 2022. During the quarter, $2.2 million in SBA PPP loans were forgiven or paid down and $31.3 million in loans were sold. The Company sold $2.1 million in mortgage loans on the secondary market and $29.2 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in gains of $254 thousand. Total securities decreased $24.9 million from $181.2 million at June 30, 2022, to $156.3 million at September 30, 2022. At September 30, 2021 total investment securities were $202.5 million and net loans were $914.6 million. The growth in total loans and total assets was largely due to organic loan portfolio growth as the Company expands lending types and markets.

Deposits and Other Borrowings

Total deposits increased to $1.54 billion as of September 30, 2022 when compared to June 30, 2022. At September 30, 2021 total deposits were $1.13 billion. The growth in deposits was mainly organic growth as the Company continues to expand and grow into newer market areas.

The Company had $75.0 million in outstanding borrowings from the Federal Home Loan Bank of Atlanta at September 30, 2022. There were no outstanding borrowings from the Federal Home Loan Bank as of June 30, 2022 or September 30, 2021. At June 30, 2022, the Company had $28.6 million outstanding in fed funds purchased. There were no outstanding fed funds purchased as of September 30, 2022 or September 30, 2021.

On March 31, 2022, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $30.0 million.

Equity

Shareholders’ equity was $98.5 million and $99.5 million at September 30, 2022 and June 30, 2022, respectively. Shareholders’ equity was $109.8 million at September 30, 2021. The decrease in shareholder’s equity at September 30, 2022 was driven by the other comprehensive loss from the unrealized loss on available for sale securities. The book value of the Company at September 30, 2022 was $28.58 per common share. Total common shares outstanding were 3,481,188 at September 30, 2022. On October 26, 2022, the board of directors declared a $0.30 per common share cash dividend for shareholders of record as of November 7, 2022 and payable on November 21, 2022.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q22	2Q22	1Q22	4Q21	3Q21
Net Income (dollars in thousands)	$4,082	$3,992	$3,250	$2,283	$2,873
Earnings per share, basic	$1.17	$1.14	$0.94	$0.66	$0.83
Earnings per share, diluted	$1.17	$1.14	$0.94	$0.66	$0.83
Return on average total assets	1.12%	1.16%	0.99%	0.70%	0.92%
Return on average total equity	15.93%	15.86%	12.08%	8.20%	10.48%
Dividend payout ratio	24.79%	24.56%	29.79%	42.42%	33.73%
Fee revenue as a percent of total revenue	16.11%	15.73%	15.32%	15.16%	16.40%
Net interest margin(1)	3.72%	3.70%	3.61%	3.67%	3.56%
Yield on average earning assets	4.14%	3.93%	3.73%	3.79%	3.69%
Rate on average interest-bearing liabilities	0.68%	0.38%	0.21%	0.22%	0.23%
Net interest spread	3.46%	3.55%	3.52%	3.57%	3.46%
Tax equivalent adjustment to net interest income (dollars in thousands)	$32	$25	$27	$32	$37
Non-interest income to average assets	0.87%	1.12%	0.99%	1.04%	0.92%
Non-interest expense to average assets	3.04%	3.07%	3.02%	3.66%	3.05%
Efficiency ratio(2)	65.73%	66.62%	68.87%	81.53%	71.31%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q22	2Q22	1Q22	4Q21	3Q21
BALANCE SHEET RATIOS
Loans to deposits	95.83%	91.01%	82.96%	83.73%	81.74%
Average interest-earning assets to average-interest bearing liabilities	161.11%	166.35%	173.69%	173.49%	173.86%
PER SHARE DATA
Dividends	$0.29	$0.28	$0.28	$0.28	$0.28
Book value	28.28	28.58	29.37	32.22	32.21
Tangible book value	28.28	28.58	29.37	32.22	32.21
SHARE PRICE DATA
Closing price	$36.92	$35.44	$35.45	$34.65	$34.20
Diluted earnings multiple(1)	7.89	7.77	9.43	13.13	10.30
Book value multiple(2)	1.31	1.24	1.21	1.08	1.06
COMMON STOCK DATA
Outstanding shares at end of period	3,483,571	3,481,188	3,477,020	3,454,128	3,449,204
Weighted average shares outstanding	3,482,820	3,479,591	3,472,332	3,451,383	3,448,352
Weighted average shares outstanding, diluted	3,482,820	3,479,591	3,472,332	3,451,383	3,448,352
CAPITAL RATIOS
Common equity Tier 1 capital ratio	9.35%	9.67%	10.19%	10.72%	11.30%
Tier 1 risk-based capital ratio	9.35%	9.67%	10.19%	10.72%	11.30%
Total risk-based capital ratio	10.98%	11.33%	11.94%	11.58%	12.18%
Tier 1 leverage ratio	8.09%	8.34%	8.44%	8.57%	8.78%
Total equity to total assets	6.69%	7.09%	7.43%	8.46%	8.76%
CREDIT QUALITY
Net charge-offs to average loans	(0.08)%	(0.02)%	0.00%	—%	(0.01)%
Total non-performing loans to total loans	0.20%	0.19%	0.26%	0.28%	0.38%
Total non-performing assets to total assets	0.16%	0.15%	0.19%	0.21%	0.30%
Non-accrual loans to:
total loans	0.20%	0.18%	0.26%	0.28%	0.38%
total assets	0.16%	0.14%	0.19%	0.21%	0.28%
Allowance for loan losses to:
total loans	0.89%	0.88%	0.91%	0.89%	0.91%
non-performing assets	442.59%	472.67%	357.47%	317.68%	226.79%
non-accrual loans	442.59%	488.85%	357.47%	322.70%	239.18%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$—	$69	$—	$43	$—
Non-accrual loans	2,427	2,015	2,606	2,723	3,532
Other real estate owned and repossessed assets	—	—	—	—	193
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$80	$41	$47	$42	$45
(Recoveries)	(975)	(213)	(35)	(81)	(95)
Net charge-offs (recoveries)	(895)	(172)	12	(39)	(50)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$—	$360	$540	$300	$300
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$9,847	$9,315	$8,787	$8,448	$8,098
Provision	—	360	540	300	300
Net charge-offs (recoveries)	(895)	(172)	12	(39)	(50)
Balance at the end of period	$10,742	$9,847	$9,315	$8,787	$8,448

(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 09/30/2022	Unaudited 06/30/2022	Unaudited 03/31/2022	Audited 12/31/2021	Unaudited 09/30/2021
Assets
Cash and due from banks	$30,782	$31,457	$86,965	$63,840	$68,168
Federal funds sold	5,153	680	8,945	228	240
Securities available for sale, at fair value	156,361	181,162	194,554	193,370	202,488
Loans held for sale	90	399	843	876	1,148
Loans, net of allowance for loan losses	1,191,099	1,110,993	1,012,144	976,933	914,628
Bank premises and equipment, net	17,972	18,155	18,333	18,249	18,572
Bank owned life insurance	23,731	23,593	23,415	23,236	23,076
Other assets	47,932	36,074	29,096	26,306	24,433
Total assets	$1,473,120	$1,402,513	$1,374,295	$1,303,038	$1,252,753
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$491,184	$477,540	$489,426	$470,355	$448,217
Savings and interest bearing demand deposits	632,081	638,951	619,224	583,296	557,804
Time deposits	130,849	115,022	122,673	123,584	124,644
Total deposits	$1,254,114	$1,231,513	$1,231,323	$1,177,235	$1,130,665
Federal funds purchased	—	28,575	—	—	—
Federal Home Loan Bank advances	75,000	—	—	—	—
Subordinated debt	29,360	29,343	29,327	—	—
Other liabilities	16,146	13,592	11,542	15,523	12,286
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,374,620	$1,303,023	$1,272,192	$1,192,758	$1,142,951
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,600	8,594	8,586	8,556	8,521
Surplus	13,003	12,594	12,260	12,115	11,750
Retained earnings	98,128	95,058	92,040	89,764	88,446
Accumulated other comprehensive (loss) income	(21,231)	(16,756)	(10,783)	(155)	1,085
Total shareholders' equity	$98,500	$99,490	$102,103	$110,280	$109,802
Total liabilities and shareholders' equity	$1,473,120	$1,402,513	$1,374,295	$1,303,038	$1,252,753

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Interest and Dividend Income
Interest and fees on loans	$13,282	$11,663	$10,620	$10,665	$10,049
Interest on federal funds sold	9	4	2	—	—
Interest and dividends on securities available for sale:
Taxable interest income	851	847	779	676	600
Interest income exempt from federal income taxes	59	75	83	98	96
Dividends	22	17	10	10	11
Interest on deposits in banks	143	41	15	16	26
Total interest and dividend income	$14,366	$12,647	$11,509	$11,465	$10,782
Interest Expense
Interest on deposits	$714	$383	$370	$373	$383
Interest on federal funds purchased	11	8	—	—	—
Interest on Federal Home Loan Bank advances	404	—	—	—	—
Interest on subordinated debt	338	337	—	—	—
Total interest expense	$1,467	$728	$370	$373	$383
Net interest income	$12,899	$11,919	$11,139	$11,092	$10,399
Provision For Loan Losses	—	360	540	300	300
Net interest income after provision for loan losses	$12,899	$11,559	$10,599	$10,792	$10,099
Noninterest Income
Wealth management fees	$1,094	$1,062	$921	$922	$876
Service charges on deposit accounts	432	389	374	366	338
Other service charges and fees	1,061	1,029	909	903	964
Gain (loss) on the sale of bank premises and equipment	8	(11)	—	—	—
(Loss) on the sale of AFS securities	(737)	—	—	—	—
Gain on sale of loans HFS	568	498	478	813	486
Officer insurance income	138	178	179	160	145
Other operating income	600	704	382	198	72
Total noninterest income	$3,164	$3,849	$3,243	$3,362	$2,881
Noninterest Expenses
Salaries and employee benefits	$6,938	$5,983	$5,952	$5,881	$5,947
Occupancy expenses	528	516	518	484	450
Equipment expenses	299	258	257	251	246
Advertising and marketing expenses	181	146	111	185	168
Stationery and supplies	34	66	35	30	27
ATM network fees	381	310	286	288	285
Other real estate owned expenses	—	—	—	4	32
Loss on the sale of other real estate owned	—	—	—	73	26
FDIC assessment	116	137	177	197	169
Computer software expense	252	184	254	244	282
Bank franchise tax	234	221	198	198	199
Professional fees	270	876	464	2,642	289
Data processing fees	427	479	480	348	418
Other operating expenses	1,398	1,352	1,191	1,058	985
Total noninterest expenses	$11,058	$10,528	$9,923	$11,883	$9,523
Income before income taxes	$5,005	$4,880	$3,919	$2,271	$3,457
Income Tax Expense	923	888	669	(12)	584
Net income	$4,082	$3,992	$3,250	$2,283	$2,873
Earnings Per Share
Net income per common share, basic	$1.17	$1.14	$0.94	$0.66	$0.83
Net income per common share, diluted	$1.17	$1.14	$0.94	$0.66	$0.83

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	September 30, 2022			June 30, 2022			September 30, 2021
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$172,848	$873	2.00%	$177,539	$864	1.95%	$164,203	$611	1.47%
Tax-Exempt (1)	8,745	75	3.38%	11,227	95	3.38%	15,338	122	3.14%
Total Securities	$181,593	$948	2.07%	$188,766	$959	2.04%	$179,541	$733	1.62%
Loans:
Taxable	$1,160,966	$13,222	4.52%	$1,068,464	$11,643	4.37%	$893,781	$10,006	4.44%
Non-accrual	2,038	—	—%	2,470	—	—%	3,834	—	—%
Tax-Exempt (1)	7,649	76	3.94%	2,697	25	3.79%	5,191	54	4.13%
Total Loans	$1,170,653	$13,298	4.51%	$1,073,631	$11,668	4.36%	$902,806	$10,060	4.42%
Federal funds sold	8,183	9	0.42%	3,068	4	0.54%	232	—	0.12%
Interest-bearing deposits in other banks	19,634	143	2.89%	31,070	41	0.53%	83,133	26	0.12%
Total earning assets	$1,378,025	$14,398	4.14%	$1,294,065	$12,672	3.93%	$1,161,878	$10,819	3.69%
Allowance for loan losses	(10,218)			(9,536)			(8,195)
Total non-earning assets	92,539			92,788			86,862
Total assets	$1,460,346			$1,377,317			$1,240,545
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$178,669	$170	0.38%	$174,111	$90	0.21%	$151,624	$79	0.21%
Money market accounts	276,851	283	0.41%	267,571	150	0.22%	229,864	137	0.24%
Savings accounts	183,774	35	0.08%	182,095	29	0.06%	161,192	24	0.06%
Time deposits:
$250,000 and more	57,901	144	0.98%	63,913	60	0.38%	67,325	79	0.47%
Less than $250,000	59,979	82	0.54%	58,003	54	0.37%	58,261	64	0.43%
Total interest-bearing deposits	$757,174	$714	0.37%	$745,693	$383	0.21%	$668,266	$383	0.23%
Federal funds purchased	1,949	11	2.27%	2,876	8	1.11%	—	—	—%
Federal Home Loan Bank advances	66,848	404	2.40%	—	—	—%	—	—	—%
Subordinated debt	29,349	338	4.56%	29,332	337	4.62%	—	—	—%
Total interest-bearing liabilities	$855,320	$1,467	0.68%	$777,901	$728	0.38%	$668,266	$383	0.23%
Noninterest-bearing liabilities:
Demand deposits	487,761			485,979			452,122
Other Liabilities	14,462			12,468			11,392
Total liabilities	$1,357,543			$1,276,348			$1,131,780
Shareholders' equity	102,803			100,969			108,765
Total liabilities and shareholders' equity	$1,460,346			$1,377,317			$1,240,545
Net interest income		$12,931			$11,944			$10,436
Net interest spread			3.46%			3.55%			3.46%
Interest expense as a percent of average earning assets			0.42%			0.23%			0.13%
Net interest margin			3.72%			3.70%			3.56%

(1)
Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
GAAP Financial Measurements:
Interest Income - Loans	$13,282	$11,663	$10,620	$10,665	$10,049
Interest Income - Securities and Other Interest-Earnings Assets	1,084	984	889	800	733
Interest Expense - Deposits	714	383	370	373	383
Interest Expense - Other Borrowings	753	345	—	—	—
Total Net Interest Income	$12,899	$11,919	$11,139	$11,092	$10,399
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$16	$5	$5	$6	$11
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	16	20	22	26	26
Total Tax Benefit on Tax-Exempt Interest Income	$32	$25	$27	$32	$37
Tax-Equivalent Net Interest Income	$12,931	$11,944	$11,166	$11,124	$10,436